UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 3, 2013

CPI CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-10204	43-1256674
(Commission File Number)	(I.R.S. Employer Identification No.)

1706 Washington Ave., St. Louis, Missouri	63103
(Address of Principal Executive Offices)	(Zip Code)

(314) 231-1575
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry Into a Material Definitive Agreement.

On January 3, 2013, CPI Corp. (the “Company”) entered into a Forbearance Agreement (the “Second Forbearance Agreement”) dated as of December 28, 2012 (the "Effective Date") with Bank of America, N.A., as Administrative Agent (the “Agent”) for the various financial institution parties identified as lenders (the “Lenders”) in the Credit Agreement dated as of August 30, 2010, as amended by the First Amendment to Credit Agreement dated December 16, 2011, as further amended by the Forbearance Agreement dated May 18, 2012, as further amended by the Second Amendment to Credit Agreement dated as of June 6, 2012, as further amended by the Third Amendment to Credit Agreement dated as of August 28, 2012 and as further amended by the Fourth Amendment to Credit Agreement dated as of November 9, 2012, by and among the Company, the Agent, the Lenders and certain subsidiaries of the Company (the “Loan Agreement”).

Pursuant to the Loan Agreement, as of December 20, 2012, the Company owes amounts (exclusive of attorneys' fees and other fees, expenses, advances, and costs of collection, all of which are due and owing and not waived) totaling $96.3 million, which consists of unpaid principal of $76.2 million, accrued and unpaid interest of $138,000, accrued and unpaid PIK Obligations of $6.0 million, letter of credit fees of $169,000 and Letters of Credit totaling $13.8 million.

Several events of default existed under the Credit Agreement, as amended, as of the date of the Second Forbearance Agreement including certain reporting covenants, lease abandonments and the following: (i) the Company's failure to reduce its outstanding borrowings to a level at or below revolving commitment limits on and after December 1, 2012 and December 10, 2012; (ii) the Company's failure to satisfy the Minimum Period Cumulative EBITDAR for the period October 14, 2012 to November 10, 2012; (iii) the Company's failure to satisfy the Minimum Weekly Cumulative Gross Sales Revenue for the periods December 2, 2012 to December 8, 2012, December 9 to December 15, 2012 and December 16, 2012 to December 22, 2012; and (iv) the Company's failure to pay amounts exceeding the Minimum Weekly Cash balance for each week in the periods ended November 10, 2012 through December 22, 2012.

As a result of the defaults, the Agent has the right to exercise its rights and remedies under the Credit Agreement, as amended. Such remedies include, but are not limited to, the right to enforce its security interest in the Company's collateral and to pursue collection from the Company and other guarantors.

Under the Second Forbearance Agreement, the Agent, on behalf of itself and for the benefit of each Lender, agrees to forebear from exercising its rights and remedies under the Credit Agreement through January 18, 2013 (unless terminated sooner under certain circumstances). The Lenders will continue to make revolving loans available to the Company in amounts and for purposes that are satisfactory to the Agent in its sole and absolute discretion; provided, however, in no event shall the revolving outstandings ever exceed $90 million. The Second Forbearance Agreement did not amend nor increase the amount of the revolving commitment, nor did it cure or waive the existing defaults. Upon termination of the forbearance period for any reason, the Agent is able to exercise all rights and remedies granted to it under the Credit Agreement, as amended.

The Second Forbearance Agreement also amended the Credit Agreement as follows:

•	the termination date of the Credit Agreement has been changed from December 31, 2012 to the earlier of January 18, 2013 or the termination date of the Second Forbearance Agreement;

•	eliminates the Company's ability to request or obtain any letters of credit under the Loan Agreement;

•
requires the Company to reduce the outstanding loan balance by amounts on deposit at U.S. banks that exceed $500,000. Such repayments would only be temporary repayments within the $90 million credit facility;

•	the Minimum Weekly Cash Balance requirement was terminated;

•	pledged assets now include one hundred percent (100%) of the total outstanding equity interests of any foreign subsidiary.

In connection with the Forbearance Agreement, a Joinder Agreement was executed by CPI Corp., a Nova Scotia corporation, CPI Portrait Studios of Canada Corp., a Nova Scotia corporation, CPI Canadian Images, an Ontario partnership (collectively, the “Canadian Guarantors”), all subsidiaries of the Company. Under the Joinder Agreement, the Canadian Guarantors each assumed the obligations of and became a grantor under the Guaranty/Collateral Agreement.

The foregoing summary of the Forbearance Agreement and Joinder Agreement is not complete and is qualified in its entirety by a copy of the Second Forbearance Agreement filed as Exhibit 10.1 and a copy of the Joinder Agreement filed as Exhibit 10.2 to this Form 8-K, which exhibits are incorporated herein by reference.

Item 2.04    Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information included or incorporated by reference in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.04.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.

10.1
Second Forbearance Agreement entered into on January 3, 2013, and dated as of December 28, 2012 by and among CPI Corp., certain subsidiaries of CPI Corp., Bank of America, N.A., as administrative agent for the various financial institution parties identified as lenders under the Credit Agreement dated as of August 30, 2010, as amended.

10.2
Joinder Agreement entered into on January 3, 2013, and dated as of December 28, 2012 by CPI Corp., a Nova Scotia corporation, CPI Portrait Studios of Canada Corp., a Nova Scotia corporation, CPI Canadian Images, an Ontario partnership for the benefit of Bank of America, N.A., as the Administrative Agent, in connection with that certain Guaranty and Collateral Agreement dated as of August 30, 2010, among the Grantors party thereto and the Administrative Agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPI CORP.

By:	/s/ Dale Heins
Dale Heins
Executive Vice President, Finance
Chief Financial Officer and Treasurer
(Principal Financial Officer)

January 4, 2013